Exhibit 99.1

April 21, 2021

Earnings Report – March 31, 2021

Record Assets & Increased Earnings

Dear Shareholders:

We are pleased to announce record assets for your company. Total assets were $1.3 billion as of March 31, 2021 compared to $1.1 billion as of March 31, 2020. Year-to-date net income increased 40.4% at $2.5 million for the period ending March 31, 2021 compared to $1.8 million for the period ending March 31, 2020. Year-to-date diluted earnings per share increased 36.7% at $0.41 and $0.30, for March 31, 2021 and 2020, respectively.

The change in year-to-date net income from prior year was impacted by the following factors: a decrease in net interest income primarily due to lower interest rates, lower provision for loan loss expense due to stabilization of economic indicators, higher non-interest income lifted by gains on secondary market loan sales, and an increase in non-interest expense driven by one-time merger related expenses due to our announced agreement with Stock Yards Bancorp, Inc. The increase in the balance sheet was due to higher investment securities funded by higher deposits.

As we look forward to our announced merger with Stock Yards Bancorp, Inc., we believe we are incredibly well positioned for continued growth. The synergies and expanded market share created by the merger should create a strong value for shareholders. Our banks are culturally aligned in terms of being financially strong, well-managed community banks, with a focus on commitment to community banking and delivering premier customer service. The closing of the merger is planned for May 31, 2021. The management of both banks are working toward a smooth transition with customers, while continuing to plan for future opportunities.

As always, thank you for your continued support.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	3/31/2021	3/31/2020	Change

Assets
Cash & Due From Banks	$81,536	$37,474	117.6%
Federal Funds Sold	383	292	31.2
Interest Bearing Time Deposits	2,070	2,375	(12.8)
Securities	349,564	247,187	41.4
Loans Held for Sale	2,695	4,990	(46.0)
Loans	765,595	778,327	(1.6)
Reserve for Loan Losses	9,960	9,916	0.4
Net Loans	755,635	768,411	(1.7)
Bank Owned Life Insurance	18,832	18,308	2.9
Other Assets	63,543	64,341	(1.2)
Total Assets	$1,274,258	$1,143,378	11.4%

Liabilities & Stockholders' Equity
Deposits
Demand	$354,835	$243,073	46.0%
Savings & Interest Checking	544,272	394,973	37.8
Certificates of Deposit	126,588	215,171	(41.2)
Total Deposits	1,025,695	853,217	20.2
Repurchase Agreements	8,437	5,410	56.0
Other Borrowed Funds	96,981	146,142	(33.6)
Other Liabilities	15,937	20,822	(23.5)
Total Liabilities	1,147,050	1,025,591	11.8
Stockholders' Equity	127,208	117,787	8.0
Total Liabilities & Stockholders' Equity	$1,274,258	$1,143,378	11.4%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Three Months Ending
			Percentage
	3/31/2021	3/31/2020	Change
Interest Income	$9,847	$11,135	(11.6)%
Interest Expense	1,148	2,143	(46.4)
Net Interest Income	8,699	8,992	(3.3)
Loan Loss Provision	100	1,625	(93.8)
Net Interest Income After Provision	8,599	7,367	16.7
Other Income	4,168	3,562	17.0
Other Expenses	9,817	9,230	6.4
Income Before Taxes	2,950	1,699	73.6
Income Taxes	492	(52)	1046.2
Net Income	$2,458	$1,751	40.4%

Selected Ratios
Return on Average Assets	0.78%	0.62%
Return on Average Equity	7.66	5.77

Earnings Per Share	$0.41	$0.30
Earnings Per Share - assuming dilution	0.41	0.30
Cash Dividends Per Share	0.19	0.18
Book Value Per Share	21.34	19.81
Tangible Book Value Per Share	18.98	17.43

Market Price	High	Low	Close
First Quarter '21	$40.00	$19.00	$37.45
Fourth Quarter '20	$20.70	$15.75	$20.70